Exhibit 99.1

January 2013

Letter to our Shareholders:

Highlights of the fourth quarter and 2012 year end results include:

•	Fourth Quarter dividend was paid in December 2012

•	2012 Net Income of $4,843,000 – up from 2011

•	Loan balances up 6.4% year over year

•	Improving quality in the loan portfolio

A year ago, Croghan had just completed our four branch acquisition which expanded our bank into Tiffin and Seneca County, plus strengthened our market share in Clyde and Fremont. Now, a year later, we remain very pleased with that acquisition and remain confident in the long term value the branch acquisition made for our bank.

Net Income for 2012 totaled $4,843,000 compared to $4,754,000 in 2011. Stockholders’ equity has increased to $67,164,000 and our loan portfolio has grown to $321,277,000, both as of December 31, 2012.

Our net interest margin continues to be negatively impacted by both the low interest rate environment and the substantial inflow of deposits resulting from the branches acquisition. Due to continued soft loan demand in our primary lending area, these funds have primarily been invested in lower-yielding available-for-sale securities. We remain optimistic that our net interest margin will improve as we have an opportunity to deploy these funds into our loan portfolio over time.

As a reminder, you should have previously received a letter notifying you of payment of the fourth quarter 2012 dividend in December 2012. On December 4, 2012, the Board declared a dividend of 32 cents per share to shareholders of record on December 14, 2012 that was paid on December 28, 2012. This payment was made early due to the concerns of the uncertainty at that time with the “fiscal cliff” resolution and the potential for taxing dividend income at a higher rate. Please keep this in mind as you receive your IRS 1099-DIV notices. You may have received five quarterly dividend payments in 2012, and potentially may receive only three in 2013, which is attributed to the early dividend payment received in December.

Thank you for your continued support.

Rick Robertson

President & CEO

Newsletter Financial Information

	Year Ended 12/31/12	Year Ended 12/31/11
Financial Information (unaudited)

Interest income	$21,059,000	$21,622,000
Interest expense	3,086,000	3,355,000

Net interest income	17,973,000	18,267,000
Provision for loan losses	525,000	775,000

Net interest income after provision for loan losses	17,448,000	17,492,000
Non-interest income	4,553,000	3,468,000
Non-interest expenses	16,417,000	15,008,000

Income before federal income taxes	5,584,000	5,952,000
Federal income taxes	741,000	1,198,000

Net income	$4,843,000	$4,754,000

Average common shares outstanding	1,673,667	1,673,775

Per Share Data

Net income	$2.89	$2.84
Cash dividends	$1.28	$1.28
Book value	$40.01	$37.58
Closing price	$30.27	$29.00

Financial Ratios

Return on average assets	0.77%	0.94%
Return on average equity	7.40%	7.97%
Net interest margin	3.18%	3.99%
Loans to deposits	62.76%	60.17%
Allowance for loan losses to total loans	1.35%	1.58%

Period End Balances	As of 12/31/2012	As of 12/31/2011
Total assets	$630,952,000	$629,651,000
Loans	$321,277,000	$301,965,000
Deposits	$511,940,000	$501,837,000
Stockholders’ equity	$67,164,000	$62,883,000

Common shares outstanding	1,678,630	1,673,380